Exhibit 7.33

质押解除通知书

Notice of Release of Pledge

致：iKang Healthcare Group, Inc.（开曼群岛）

TO：iKang Healthcare Group, Inc. (Cayman Islands)

我公司，中航信托股份有限公司，特此确认，根据ShanghaiMed, Inc.与我公司于2017年11月19日签署的《股份质押合同》（编号AVICTC2017X1276-4）的有关规定，双方在质押股份（定义参见贵司于2017年11月15日出具的《声明确认函》）上设定的质押或者其他权利负担已全部解除。

Our company, AVIC Trust Co., Ltd., hereby confirms that in accordance with Share Pledge Contract (CONTRACT NO. AVICTC2017X1276-4) entered into by and between ShanghaiMed, Inc. and our company on November 19, 2017 and all pledge or encumbrance on the Pledged Shares (as defined in the Letter of Acknowledge issued on November 15, 2017) has been fully discharged and released.

职务/Title: 董事长/Director

盖章/Seal:

日期/Date：January 16, 2019